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                                                                    Exhibit 99.1


[ICU Medical Logo Here]


                ICU MEDICAL, INC. NOTIFIES B. BRAUN MEDICAL INC.
                             OF CONTRACT TERMINATION

         JULY 3, 2002, SAN CLEMENTE, CALIFORNIA --ICU Medical, Inc, (ICUI -- NASDAQ/NMS), the San Clemente based maker of safe medical connectors, today announced that it would not extend the contract under which B. Braun Medical Inc. ("B. Braun") has been purchasing CLAVE Products. B. Braun sought to extend the contract for two years. On July 2, 2002, ICU informed B. Braun that because it was in material breach of the contract, B. Braun does not have the right to extend it, and the contract will expire by its terms on December 31, 2002.

         As previously disclosed, ICU has been in litigation with B. Braun since last year over the CLAVE contract and patent matters.

         Frank O'Brien, ICU's Chief Financial Officer, commented, "Clearly, B. Braun's breach of the contract has led to a deterioration in our relationship with them. We have been willing to resolve our differences, but it is futile to extend the contract if they are not complying with it. We believe that many of
B. Braun's customers prefer the CLAVE to other connectors sold by B. Braun, and will continue to buy CLAVE Products through B. Braun or other distribution channels. We are willing to supply B. Braun with CLAVE Products to meet their customers' needs after 2002 under mutually agreeable terms.


         "Our CLAVE Product sales to B. Braun have been of decreasing significance to the Company, and now account for only 8% of our total sales, about half of what they were a year ago. Despite that decrease, the Company's overall sales growth still is continuing at well over 30% for the first half of 2002."

         The foregoing statement concerning Management's expectation with respect to future results is a forward looking statement based upon the best information currently available to Management and assumptions Management believes are reasonable, but Management does not intend the statement to be a representation as to future results. Future results are subject to risks and uncertainties, including the risk factors described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 8-K dated February 18, 2002. Actual results in the future may differ materially from Management's current expectations.


CONTACT:          Francis J. O'Brien
                  Chief Financial Officer
                  ICU Medical, Inc.
                  (949) 366-2183